SCHEDULE OF SUBSIDIARIES

Name	State or Country of Origin
Ocean Thermal Energy Bahamas Ltd.	The Bahamas
OTE BM Ltd.	The Bahamas
OCEES International Inc.	Hawaii, USA
Ocean Thermal Energy UK Limited	England and Wales
OTEC Innovation Group Inc. (inactive)	Delaware, USA
OTE-BM Energy Partners LLC (inactive)	Delaware, USA
OTE Bahamas O&M Ltd. (inactive)	The Bahamas
Ocean Thermal Energy Holdings Ltd. (inactive)	The Bahamas
Ocean Thermal Energy Cayman Ltd. (inactive)	Cayman Islands
OTE HC Ltd. (inactive)	Cayman Islands